Rule 424(b)(3)
                                                  Registration No. 333-121067


PRICING SUPPLEMENT NO. 20 dated August 3, 2005
to Prospectus Supplement dated May 18, 2005
and Prospectus dated May 18, 2005

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series H

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 18, 2005, as supplemented by the Prospectus Supplement, dated May 18, 2005 (as so supplemented, together with all documents incorporated by reference therein, the "Prospectus"), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:                      52517PA76

ISIN:                           US52517PA768

Specified Currency:             Principal:      U.S. Dollars
                                Interest:       U.S. Dollars

Principal Amount:               $20,000,000

                                Total                Per Note
Issue Price:                    $20,000,000          100%
Agent's Commission:             $         0            0%
Proceeds to Lehman
   Brothers Holdings:           $20,000,000          100%

On the Issue Date, we may, without the consent of the holders of Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:                          Lehman Brothers

Agent's Capacity:               [X ]  As principal        [  ]  As agent

Trade Date:                     August 3, 2005

Issue Date:                     August 29, 2005

Stated Maturity Date:           August 29, 2007; provided that if such day is
                                not a New York business day, then such day will be the following New York business day.

Date From Which Interest
   Accrues:                     [X ]  Issue Date
                                [  ]  Other: _____________


[  ]   Fixed Rate Note

       Interest Rate per Annum:        _______%

[X ]   Floating Rate Note       [  ]  CD Rate
                  [  ]  Commercial Paper Rate
                  [  ]  Federal Funds (Effective) Rate
                  [  ]  Federal Funds (Open) Rate
                  [  ]  LIBOR Telerate
                  [  ]  LIBOR Reuters
                  [  ]  EURIBOR
                  [  ]  Treasury Rate:    Constant Maturity [  ] Yes   [  ] No
                  [  ]  Prime Rate
                  [  ]  Eleventh District Cost of Funds Rate
                  [X ]  Other:  See "Interest Rate per Annum" below

Interest Rate per Annum:        2-Year CMS Rate plus the Spread

Spread:                         Minus 0.33%

Initial Interest Rate:          Not applicable

Spread Multiplier:              Not applicable

Maximum Interest Rate:          Not applicable

Minimum Interest Rate:          0%

Interest Calculation:           All values used in any calculation of the
                                Interest Rate will be rounded to five decimal places and all percentages resulting from any Interest Rate calculation will be rounded to three decimal places.

Determination Dates:            Two New York business days prior to the
                                applicable Interest Reset Date

Interest Reset Dates:           The Original Issue Date and each Interest
                                Payment Date, commencing on August 29, 2005

Interest Payment Dates:         Monthly on the 29th, commencing on September
                                29, 2005

2-Year CMS Rate:                The rate that appears on Reuters page ISDA
                                FIX3 under the heading "2YR" at 11:00 a.m., New York City time. If such rate does not appear on Reuters page ISDA FIX3, the rate for such date shall be determined as if the parties had specified "USD-CMS-Reference Banks" as the applicable rate.

                                "USD-CMS-Reference Banks" on any Determination Date will be the rate determined on the basis of the mid-market semi-annual swap rate quotations provided by the Reference Banks at approximately 11:00 a.m., New York City time on such Determination Date; and for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the Designated Maturity commencing on that date and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. The rate for that date will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).

                                "Reference Banks" means five leading swap dealers in the New York City interbank market selected by the Calculation Agent for the purposes of providing quotations as provided above.

                                "Designated Maturity" means 2 years.

                                "Representative Amount" means an amount that is representative for a single transaction in the relevant market at the relevant time.

Interest Computation:           Interest will be computed on the basis of a
                                360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Adjusted:                       [  ]  Yes      [X ]  No

Interest Rate
   Calculation Agent:           Lehman Brothers Special Financing

Optional Redemption:            Not applicable

Form of Note:                   [X ]  Book-entry only (global)
                                [  ]  Certificated


RISK FACTORS

An investment in the Notes entails certain risks not associated with an investment in conventional floating rate medium-term notes. See "Risk Factors" generally in the Prospectus. The secondary market for, and the market value of, the Notes will be affected by a number of factors independent of the creditworthiness of Lehman Brothers Holdings, including the level and direction of interest rates, the anticipated level and potential volatility of the 2-Year CMS Rate, the method of calculating the 2-Year CMS Rate, the time remaining to the maturity of the Notes, the aggregate principal amount of the Notes and the availability of comparable instruments. The value of the 2-Year CMS Rate depends on a number of interrelated factors, including economic, financial and political events, over which Lehman Brothers Holdings has no control. The following table, showing the historical level of 2-Year CMS in effect for the hypothetical Interest Determination Dates listed below, illustrates the variability of that rate:


Historical Levels of 2-Year CMS

Interest Determination     2-Year        Interest Determination     2-Year
Date                       CMS Rate      Date                       CMS Rate

January 30, 1995           7.596         May 30, 2000               7.615
March 1, 1995              7.045         June 29, 2000              7.211
March 29, 1995             6.954         July 31, 2000              7.104
May 1, 1995                6.858         August 29, 2000            6.975
May 30, 1995               6.041         September 29, 2000         6.702
June 29, 1995              6.059         October 30, 2000           6.679
July 31, 1995              6.063         November 29, 2000          6.434
August 29, 1995            6.080         December 29, 2000          5.845
September 29, 1995         6.018         January 29, 2001           5.418
October 30, 1995           5.839         March 1, 2001              5.039
November 29, 1995          5.598         March 29, 2001             4.879
December 29, 1995          5.346         April 30, 2001             4.859
January 29, 1996           5.210         May 29, 2001               4.869
March 1, 1996              5.419         June 29, 2001              4.832
March 29, 1996             5.965         July 30, 2001              4.365
April 29, 1996             6.167         August 29, 2001            4.131
May 29, 1996               6.365         October 1, 2001            3.341
July 1, 1996               6.344         October 29, 2001           3.025
July 29, 1996              6.540         November 29, 2001          3.385
August 29, 1996            6.421         December 31, 2001          3.511
September 30, 1996         6.284         January 29, 2002           3.420
October 29, 1996           5.939         March 1, 2002              3.580
November 29, 1996          5.786         April 1, 2002              4.152
December 30, 1996          5.983         April 29, 2002             3.638
January 29, 1997           6.207         May 29, 2002               3.588
March 3, 1997              6.289         July 1, 2002               3.231
March 31, 1997             6.675         July 29, 2002              2.814
April 29, 1997             6.561         August 29, 2002            2.472
May 29, 1997               6.523         September 30, 2002         2.098
June 30, 1997              6.363         October 29, 2002           2.164
July 29, 1997              6.082         November 29, 2002          2.432
August 29, 1997            6.245         December 30, 2002          1.903
September 29, 1997         6.145         January 29, 2003           2.041
October 29, 1997           6.043         March 3, 2003              1.775
December 1, 1997           6.114         March 31, 2003             1.772
December 29, 1997          6.030         April 29, 2003             1.839
January 29, 1998           5.674         May 29, 2003               1.453
March 2, 1998              5.899         June 30, 2003              1.524
March 30, 1998             5.999         July 29, 2003              1.896
April 29, 1998             6.084         August 29, 2003            2.237
May 29, 1998               5.897         September 29, 2003         1.885
June 29, 1998              5.866         October 29, 2003           2.122
July 29, 1998              5.875         December 1, 2003           2.433
August 31, 1998            5.469         December 29, 2003          2.142
September 29, 1998         4.948         January 29, 2004           2.207
October 29, 1998           4.602         March 1, 2004              1.991
November 30, 1998          5.113         March 29, 2004             1.917
December 29, 1998          5.206         April 29, 2004             2.697
January 29, 1999           5.126         June 1, 2004               2.991
March 1, 1999              5.686         June 29, 2004              3.244
March 29, 1999             5.474         July 29, 2004              3.146
April 29, 1999             5.402         August 30, 2004            2.833
June 1, 1999               5.993         September 29, 2004         2.962
June 29, 1999              6.149         October 29, 2004           2.915
July 29, 1999              6.230         November 29, 2004          3.423
August 30, 1999            6.350         December 29, 2004          3.493
September 29, 1999         6.292         January 31, 2005           3.618
October 29, 1999           6.348         March 1, 2005              3.954
November 29, 1999          6.577         March 29, 2005             4.275
December 29, 1999          6.766         April 29, 2005             4.015
January 31, 2000           7.159         May 31, 2005               3.945
March 1, 2000              7.050         June 29, 2005              4.006
March 29, 2000             7.243         July 29, 2005              4.388
May 1, 2000                7.333


The historical experience of 2-Year CMS should not be taken as an indication of the future performance of 2-Year CMS during the term of the Notes. Fluctuations in the level of 2-Year CMS make the Notes' effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.


SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the "Agent"), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

Lehman Brothers Holdings has agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the Prospectus.

The Notes are a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by the Agents that they may make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

The Agent has represented and agreed that:

* it and each of its affiliates have not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of a period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations of 1995;
* it and each of its affiliates have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA") received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to Lehman Brothers Holdings; and
* it and each of its affiliates have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Agent has separately further agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands anyNotesother than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, investment undertakings, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

The Agent has agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the Notes or possesses or distributes the prospectus supplement, the accompanying prospectus or any other offering material and will obtain any consent, approval or permission required by it for the offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.